EXECUTION




         AMORTIZING RESIDENTIAL COLLATERAL TRUST MORTGAGE PASS-THROUGH
                        CERTIFICATES, SERIES 2000-BC1



                                TERMS AGREEMENT
                                ---------------

                                                      Dated:  February 7, 2000



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of January 1, 2000 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 2000-BC1.
------------------

Terms of the Series 2000-BC1 Certificates: Amortizing Residential Collateral
-----------------------------------------
Trust Mortgage Pass-Through Certificates, Series 2000-BC1, Class A1, Class A2, Class M1, Class M2, Class B, Class X, Class R and Class P (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of 10,844 conventional, adjustable and fixed rate, fully amortizing and balloon, first and junior lien residential mortgage loans (the "Mortgage Loans") having a Scheduled Principal Balance as of the Cut-off Date of $1,353,485,647.72. Only the Class A1, Class A2, Class M1, Class M2 and Class B (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-68513.
----------------------

Certificate Ratings: It is a condition to the issuance of the Class A1
-------------------
Certificates and the Class A2 Certificates that they be rated "Aaa" by Moody's Investors Service, Inc. ("Moody's") and "AAA" by each of Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P") and Fitch IBCA, Inc. ("Fitch," and together with Moody's and S&P, the "Rating Agencies"). It is a condition to the issuance of the Class M1 Certificates that they be rated "Aa2" by Moody's and "AA" by each of S&P and Fitch. It is a condition to the issuance of the Class M2 Certificates that they be rated "A2" by Moody's and "A" by each of S&P and Fitch. It is a condition to the issuance of the Class B Certificates that they be rated "Baa2" by Moody's and "BBB" by each of S&P and Fitch.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman
-------------------------------------
Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  January 1, 2000.
------------

Closing Date:  10:00 A.M., New York time, on or about February 9, 2000.  On the
------------
Closing Date, the Depositor will the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.




                                      LEHMAN BROTHERS INC.



                                      By: /s/ Stanley Labanowski
                                         --------------------------------------
                                         Name:    Stanley Labanowski
                                         Title:   Vice President


Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION


By: /s/ Stanley Labanowski
   -----------------------------
     Name:   Stanley Labanowski
     Title:  Vice President


                                  Schedule 1
                                  ----------

                                                                                        Purchase
                        Initial Certificate Principal        Certificate                  Price
        Class                     Amount(1)                 Interest Rate              Percentage
-------------------   --------------------------------   ---------------------    -------------------

Class A1                          $983,064,000                   (2)                    100.00%
Class A2                          $275,679,000                  8.05%                   100.00%
Class M1                         $  40,604,000                   (2)                    100.00%
Class M2                         $  40,604,000                   (2)                    100.00%
Class B                          $  13,534,000                   (2)                    100.00%


-----------------

(1)  Approximate.
(2) Interest will accrue on the Class A1, M1, M2 and B Certificates based upon one-month LIBOR plus a specified margin, subject to limitation, as described in the Prospectus Supplement.